THE CALVERT GROUP OF FUNDS

                               CLASS B and CLASS C
                                DISTRIBUTION PLAN

                            as approved by the Boards
                   in November 1993 and as amended and restated
                      September 2000 Pursuant to Rule 12b-1
                    Under the Investment Company Act of 1940

     This Distribution Plan applies to Class B and Class C in each portfolio of the Calvert Funds listed in Schedule A (each a "Fund" and together, the "Funds") and to any future class for which this Distribution Plan has been approved in accordance with paragraph 2(a) below. For purposes of this Distribution Plan each series portfolio of a Fund is referred to herein as a "Series" and together, as the "Series".

     As permitted by Rule 12b-1 under the Investment Company Act of 1940 and in accordance with the terms and conditions of this Plan, as hereinafter set forth, a Fund may incur certain expenditures to promote itself and further the distribution of its shares.

     1.     Payment  of  Fee

     (a) As compensation for certain services performed and expenses assumed by each Fund's distributor and principal underwriter ("Distributor") each Fund may pay the Distributor a distribution fee (the "Distribution Fee"). The Distribution Fee is intended to compensate the Distributor for its marketing efforts, which include, but are not limited to the following costs: commissions and other payments advanced to sales personnel and third parties and related interest costs as permitted by the rules of the National Association of Securities Dealers, Inc. ("NASD"), printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders, advertising and public relations, telemarketing, marketing-related overhead expenses and other distribution costs. Such Distribution Fee is in addition to any NASD service fee that may be paid hereunder and as described at Section 3(b) of the Distribution Agreement between the respective Funds and the Distributor, or any front-end or deferred sales charges the Distributor receives from a Fund with respect to sales or redemption of Fund shares. Total fees paid pursuant to this Plan, including the Distribution Fee described above, and the NASD service fee, shall not exceed the rate set forth in the attached Schedule B to this Plan. All agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.


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                                       -3-

     (b) A Fund will pay each person which has acted as principal underwriter of its Class B shares its Allocable Portion (as such term is defined in the Distribution Agreement pursuant to which such person acts or acted as principal underwriter of the Class B Shares (the "Applicable Distribution Agreement")) of the Distribution Fee in respect of Class B Shares of the Fund. Such person shall be paid its Allocable Portion of such Distribution Fees notwithstanding such person's termination as Distributor of the Class B Shares of the Fund, such payments to be changed or terminated only: (i) as required by a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results in a determination by the Fund's independent accountants that any asset based sales charges (as that term is defined by the NASD) in respect of such Fund, and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with GAAP, each after the effective date of this restated
Distribution Plan; (ii) if in the sole discretion of the Board of Trustees/Directors, after due consideration of the relevant factors considered when adopting and/or amending this Distribution Plan including the transactions contemplated in that certain Purchase and Sale Agreement entered into between a Fund's Distributor and the commission financing entity, the Board of Trustees/Directors determines, subject to its fiduciary duty, that this Distribution Plan and the payments thereunder must be changed or terminated, notwithstanding the effect this action might have on the Fund's ability to offer and sell Class B shares; or (iii) in connection with a Complete Termination of this Distribution Plan, it being understood that for this purpose a Complete Termination of this Distribution Plan occurs only if, as to a Fund or Series, this Distribution Plan is terminated and the Fund has not adopted any other distribution plan with respect to its Class B or other substantially similar class of shares. The services rendered by a Distributor for which that Distributor is entitled to receive its Allocable Portion of the Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the Commission Shares (as defined in the Distribution Agreement) taken into account in computing that Distributor's Allocable Portion of the Distribution Fee.

     The obligation of a Fund to pay the Distribution Fee shall terminate upon the termination of this Distribution Plan as to such Fund in accordance with the terms hereof. Except as provided in the preceding paragraph, a Fund's obligation to pay the Distribution Fee to a Distributor of the Class B Shares of the Fund shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by a Fund of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).

     The right of a Distributor to receive the Distribution Fee, but not the relevant Distribution Agreement or that Distributor's obligations thereunder, may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Fund. In connection with the foregoing, each Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.


     (c) Nothing in this Distribution Plan shall operate or be construed to limit the extent to which the Fund's Investment Advisor or any other person, other than the Fund, at its expense apart from the Distribution Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

     2.     Effective  Date  and  Term

     (a) This Distribution Plan shall become effective as to any Class of any Series upon approval by majority votes of (i) the Board of the Fund and the members thereof who are not interested persons within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan ("Qualified Trustees/Directors"), cast in person at a meeting called for the purpose of voting on this Distribution Plan, and (ii) the outstanding voting securities of the Fund.

     (b) This Distribution Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Distribution Plan is approved at least annually by a majority vote of the Board of the Fund, including a majority of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting on the Distribution Plan.

     (c) Subject to paragraph 1(b) above, this Distribution Plan may be terminated at any time without payment of any penalty by a majority vote of the Qualified Trustees/Directors or by vote of a majority of the outstanding voting securities of the Fund, or, with respect to the termination of this Distribution Plan as to a particular Class of a Portfolio, by a vote of a majority of the outstanding voting securities of that Class.

     (d) The provisions of this Distribution Plan are severable for each Series or Class, and whenever action is to be taken with respect to this Distribution Plan, that action must be taken separately for each Series or Class affected by the matter.

     3.     Reports

     The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Distribution Plan shall provide, on at least a quarterly basis, a written report to each Fund's Board of the amounts expended pursuant to this Distribution Plan or any related agreements and the purposes for which such expenditures were made.


     4.     Selection  of  Disinterested  Trustees/Directors

     While this Distribution Plan is in effect, the selection and nomination of those Trustees/Directors who are not interested persons of a Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the Trustees/Directors then in office who are not interested persons of the Fund.

     5.     Effect  of  Plan

     This Distribution Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

     6.     Amendment

     This Distribution Plan may not be amended to increase materially the amount authorized in paragraph 1 hereof to be spent by a Fund for distribution without approval by a vote of the majority of the outstanding shares of such Fund, except that if the amendment relates only to a particular Class of a Fund, such approval need only be by a vote of the majority of the outstanding shares of that Class. All material amendments to this Distribution Plan must be approved by a majority vote of the Board of the Fund, and of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting thereon.




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                                   SCHEDULE A


The  Calvert  Fund

Calvert  Tax-Free  Reserves

Calvert  Municipal  Fund

Calvert  Social  Investment  Fund

Calvert  World  Values  Fund

Calvert  New  World  Fund

First  Variable  Rate  Fund

Calvert  Social  Index  Series,  Inc.






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                                                                   Restated 9/00
                                   SCHEDULE B

     The total fees paid by the respective Class of each Series of a Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class' average annual net assets, set forth below:

Fund/Series         Class B  Class C  Distribution Service  Distribution Service
                      Fee      Fee              Fee                  Fee
The  Calvert  Fund
  Calvert New Vision
  Small Cap Fund       0.75     0.25                  0.75                  0.25
  Calvert Income Fund  0.75     0.25                  0.75                  0.25

Calvert  Tax-Free  Reserves
     Long-Term         0.75     0.25                  0.75                  0.25
     Vermont Municipal 0.75     0.25                  0.75                  0.25

Calvert  Municipal  Fund
     National          0.75     0.25                   N/A                   N/A
     California        0.75     0.25                   N/A                   N/A

Calvert  Social  Investment  Fund
     Balanced          0.75     0.25                  0.75                  0.25
     Equity            0.75     0.25                  0.75                  0.25
     Bond              0.75     0.25                  0.75                  0.25
     Managed  Index    0.75     0.25                  0.75                  0.25
 Technology Portfolio  0.75     0.25                  0.75                  0.25

Calvert  World  Values  Fund
  International Equity 0.75     0.25                  0.75                  0.25
  Capital Accumulation 0.75     0.25                  0.75                  0.25

Calvert  New  World  Fund
   Calvert New Africa  0.75     0.25                  0.75                  0.25

First  Variable  Rate  Fund
     Calvert  First  Gov.
     Money Market      0.75     0.25                  0.75                  0.25

Calvert Social Index Series
                       0.75     0.25                  0.75                  0.25

Calvert Impact Fund    0.75     0.25                  0.75                  0.25